UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 or 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 22, 2014

SHORETEL, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33506	77-0443568
(Commission File Number)	(IRS Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 331-3300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 22, 2014, ShoreTel, Inc. (“ShoreTel” or “Company”) entered into a $100 million secured revolving credit facility (the “Credit Facility”) pursuant to an Amended and Restated Credit Agreement dated October 22, 2014, among the Company, the lenders party thereto and Silicon Valley Bank, as administrative agent, issuing lender and swingline lender (the “Credit Agreement”). The Credit Agreement amended and restated the Company’s prior $50 million secured revolving credit facility pursuant to a credit agreement dated March 15, 2012, among the Company, the lenders party thereto and Silicon Valley Bank, as administrative agent. The Credit Agreement will provide funds for general corporate purposes and working capital, including potential acquisitions. Amounts repaid under the Credit Facility may be reborrowed. The Credit Facility matures on October 22, 2019 and is payable in full upon maturity.

Revolving loans under the Credit Facility will accrue interest either (at the election of the Company) at (i) the London interbank offered rate then in effect (adjusted for any reserve requirements required by law), plus a margin of between 1.50% and 2.25%, which will be based on the Company’s Consolidated Leverage Ratio (as defined in the Credit Agreement), or (ii) the higher of (a) the publicly-announced prime rate then in effect and (b) the federal funds rate plus 0.50%, in each case of (a) or (b), plus a margin of between 0.00% and 0.50%, which will be based upon the Company’s Consolidated Leverage Ratio (the rate described in clause (ii), the “ABR Rate”). ShoreTel will pay a commitment fee, payable quarterly, during the term of the Credit Agreement which also varies depending on the Consolidated Leverage Ratio and the unused portion of revolving commitments.

The Credit Agreement also provides for a swingline loan sub-facility under the Credit Facility of up to $5 million and a letter of credit sub-facility under the Credit Facility of up to $10 million. Swingline loans under the Credit Facility will accrue interest at the ABR Rate and, unless earlier refinanced by revolving loans, will be payable no later than five business days after the advances of such swingline loans. To the extent there are letters of credit outstanding under the letter of credit sub-facility, the Company will pay letter of credit fees plus a fronting fee and additional charges. Letters of credit drawn down but not reimbursed by ShoreTel within the specified time after ShoreTel’s receipt of notice of draw down will accrue interest at the ABR Rate plus 2.00% until reimbursed or unless the reimbursement amounts are converted into revolving loans.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants. Among other negative covenants, the Company may not permit (i) the ratio of its Consolidated Funded Indebtedness to its Consolidated EBITDA (each as defined in the Credit Agreement), measured as of the last day of any fiscal quarter, to exceed: 3.00 to 1.00 for the fiscal quarters ending September 30, 2014, December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015; 2.75 to 1.00 for the fiscal quarters ending December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017; and 2.50 to 1.00 for the fiscal quarters ending December 31, 2017 and thereafter, (ii) the Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement), measured as of the last day of any fiscal quarter, to be less than 1.25 to 1.00 and (iii) Liquidity (as defined in the Credit Agreement) as of the last day of any month, to be less than $50,000,000.

The Credit Agreement contains customary events of default, including, among others: non-payment of principal, interest or other amounts when due; inaccuracy of representations and warranties; violation of covenants; cross-defaults with certain other indebtedness; certain undischarged judgments; bankruptcy, insolvency or inability to pay debts; and a change of control of the Company. Upon the occurrence and during the continuance of an event of default, the Lenders may terminate the commitments under the Credit Facility and declare the loans and all other obligations under the Credit Agreement immediately due and payable.

The Credit Facility is secured by substantially all of the Company’s personal property, including the Company’s intellectual property, pursuant to an Amended and Restated Guarantee and Collateral Agreement dated October 22, 2014 made by the Company and the material domestic subsidiaries of the Company in favor of Silicon Valley Bank, as administrative agent (the “Guarantee and Collateral Agreement”).

The description of the Credit Agreement and Guarantee and Collateral Agreement contained herein is qualified in its entirety by reference to the Credit Agreement and Guarantee and Collateral Agreement, copies of which will be filed as an exhibit 10.1 to the Company’s next quarterly report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORETEL, INC.

By:	/s/ Allen Seto
VP & General Counsel

Date: October 24, 2014